Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 13, 2020, with respect to the consolidated financial statements and internal control over financial reporting in the Annual Report of Universal Electronics Inc. on Form 10-K for the year ended December 31, 2019. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Universal Electronics Inc. on Forms S-8 (File No. 333-149926, File No. 333-175345, File No. 333-194511, File No. 333-198093, and File No. 333-227594).
/s/ GRANT THORNTON LLP
Los Angeles, California
March 13, 2020